Exhibit 99.1

Investor Contact:

Charlotte Mclaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Commencement of Consent Solicitation

Relating to its 5.75% Senior Notes due 2024

ATLANTA — August 17, 2017 (GLOBE NEWSWIRE) — HD Supply Inc. (the “Company”) today announced the commencement of a solicitation of consents (the “Consent Solicitation”) to amend the indenture governing its 5.75% Senior Notes due 2024 (CUSIP Nos. 40415RAR6 and U4047CAJ6) (the “Notes”).

The Consent Solicitation is being made in accordance with the terms and subject to the conditions set forth in a Consent Solicitation Statement dated August 17, 2017 (the “Consent Solicitation Statement”), to holders of record as of August 16, 2017 (collectively, the “Holders”). The Consent Solicitation will expire at 5:00 p.m., New York City time, on August 24, 2017, unless extended (the “Expiration Date”).

The proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes would permit the Company to make additional restricted payments, subject to a limit of (1) $500 million and (2) thereafter, upon full use of such capacity set forth in clause (1), an additional amount, if any, that does not cause the Company’s pro forma leverage ratio to exceed 3.00 to 1.00.  In addition, commencing on April 15, 2019, which is the first scheduled call date for the Notes, the interest rate on any Notes that remain outstanding would permanently increase from 5.75% to 7.00% per annum pursuant to the Proposed Amendments. Furthermore, pursuant to the Proposed Amendments, the Company would not be required to potentially apply net proceeds from the recently completed sale of the Company’s Waterworks business unit to make a par offer for the Notes pursuant to the “Sale of Assets” covenant of the indenture.  Except for the foregoing, all the existing terms of the Notes will remain unchanged.

Holders who validly deliver and do not validly revoke consents prior to the Expiration Date will receive a fee of $15.00 in cash per $1,000.00 principal amount of Notes, subject to the receipt of the requisite consents described below.  Holders of Notes that do not consent prior to the Expiration Date will not receive a consent fee.

The consent fee will be paid to consenting holders promptly after the Expiration Date, subject to the receipt of consents from holders of at least a majority in aggregate principal amount of the outstanding

Notes (excluding for such purposes any Notes owned by the Company or its affiliates, of which there are currently none) prior to the Expiration Date, the execution and effectiveness of the supplemental indenture effecting the Proposed Amendments, and other customary conditions described in the Consent Solicitation Statement.

The Company has retained BofA Merrill Lynch to act as Solicitation Agent in connection with the Consent Solicitation. Questions about the Consent Solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4813 (collect). Requests for copies of the Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting D.F. King & Co., Inc., the Information and Tabulation Agent, at (800) 431-9633 (toll free).

This press release is neither an offer to purchase or sell securities, a solicitation of an offer to purchase or sell securities, nor a solicitation of consents, and no recommendation is made as to whether or not holders of Notes should consent to the adoption of the Proposed Amendments. The Consent Solicitation is not being made to holders of Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About HD Supply

HD Supply, Inc., including its indirect parent HD Supply Holdings, Inc. (together, “HD Supply”) (www.hdsupply.com), is one of the largest industrial distributors in North America. HD Supply provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations and specialty construction sectors. Through approximately 260 locations across 36 states and six Canadian provinces, HD Supply’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” under the U.S. federal securities laws. Forward-looking statements are based on management’s beliefs, assumptions, and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. Such forward-looking statements may include, without limitation, statements about the expected timing and results of the Consent Solicitation.  The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including risks related to whether and when the Company is able to satisfy the conditions to complete the Consent Solicitation, including its ability to obtain the requisite consents, and those “Risk factors” in the Company’s annual report on Form 10-K, for the fiscal year ended January 29, 2017, filed on March 14, 2017, its quarterly report on Form 10-Q, for the fiscal quarter ended April 30, 2017, filed on June 6, 2017 and otherwise described from time to time in its, and HD Supply Holdings, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.